Exhibit 99.1

NextMart Reduces Outstanding Share Count by 7.6 Million and
Enhances Business Focus by Divesting Non-Core Assets

NEW YORK, March 26 /PRNewswire-FirstCall/ — NextMart Inc. (a.k.a. Sun New Media Inc; OTCBB)(‘SNMD’), an online trade media and merchant company today announced that it has reduced its overall share count by 7.6 million and divested certain non-core assets. The changes strengthen the company’s financial base and business focus, and enhance shareholder value.

NextMart reduced its overall share count by canceling 7.6 million company shares that it purchased from the Sun Culture Foundation, a Hong Kong-based non-profit organization that undertakes poverty-relief and education initiatives in Mainland China. NextMart acquired the shares using 20 million shares of its holdings in Sun 3C Media Plc (‘Sun 3C’) as consideration. Sun 3C is one of China’s leading mobile media companies, publicly traded on the Alternative Investment Market in London, England.

The Company divested of non-core assets by selling its entire 16% stake — equal to 150 million shares of stock — in Sun Business Network (‘SBN’), a Singaporean publishing company traded on the Singaporean Stock Exchange, to Maxi Surplus Ltd, another Singaporean company. The consideration received by the Company was 20 million shares in Sun 3C Media Plc. As a result of the transaction, NextMart ceased to be a shareholder of Sun Business Network.

Following the two transactions, NextMart remains a significant Sun 3C shareholder with approximately 33 million shares.

Dr. Bruno Wu, Chairman and Chief Executive Officer of NextMart [a.k.a. Sun New Media] commented, ‘We purchased and cancelled the 7.6 million shares from Sun Culture Foundation as part of our ongoing efforts to strengthen our financial base and enhance shareholder value.’ Dr. Wu continued, ‘We divested our entire stake in SBN because it did not add direct value to our aim of building China’s largest online shopping community for wholesale distribution and retail shopping, initial focusing on women’s fashion products. We remain highly focused on our business initiatives and look forward to the launch of http://www.nextmart.net next month.’

About Sun Culture Foundation

The Sun Culture Foundation is one of China’s first charitable foundations donated by private citizens, dedicated to the betterment of society through education and poverty relief initiatives. The Foundation’s mission is foster a culture of philanthropy in China and provide citizens with equal access to opportunity. Its activities include management training and financial support for other non-profit organizations operating in Mainland China. The Foundation was founded Hong Kong in late 2005 by Ms. Lan Yang and Dr. Bruno Wu.

About NextMart Inc. (a.k.a. Sun New Media Inc.)

NextMart is an on-line trade media and merchant company that builds direct-buyer communities and services them with digital media offerings, on-line exhibitions and customer loyalty programs. NextMart also builds e-enabled distribution systems, transaction platforms and business communities in fast growing Chinese vertical markets, connecting buyers and sellers with a suite of turnkey digital media, e-commerce, and information management solutions. Companies leverage NextMart’s web-based business media communities to access vital industrial intelligence and forge trading relationships with suppliers and buyers that promote cost efficiencies and increased distribution reach. Learn more at http://www.sunnewmedia.net

This press release includes statements that may constitute ‘forward- looking’ statements, usually containing the word ‘believe,’ ‘estimate,’ ‘project,’ ‘expect,’ ‘plan,’ ‘anticipate’ or similar expressions. Forward- looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of Sun New Media’s product and services in the marketplace, competitive factors and changes in regulatory environments. These and other risks relating to Sun New Media’s business are set forth in Sun New Media’s Annual Report on Form 10-KSB filed with the

Securities and Exchange Commission on June 30, 2006, and other reports filed from time to time with the Securities and Exchange Commission. By making these forward-looking statements, Sun New Media disclaims any obligation to update these statements for revisions or changes after the date of this release.